EXECUTION COPY

Exhibit 10.27

RESIGNATION, WAIVER, SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Resignation, Waiver, Settlement Agreement and General Release (this “Settlement Agreement”) is made by and between Perry D. Odak (“Executive”), on the one hand, and Wild Oats Markets, Inc., a Delaware corporation (“Wild Oats” or the “Company”), on the other hand, as of October 23, 2006 (the “Effective Date”).

RECITALS

A.
Executive is party to an Employment Agreement with the Company dated March 6, 2001, as amended by the amendments referenced in the Sixth Amendment dated as of August 14, 2006 (as so amended, the “Employment Agreement”). Capitalized terms used herein without definition but defined in the Employment Agreement have the meanings given to such terms in the Employment Agreement.

B.
The parties desire to, among other things, (i) provide for the resignation by Executive of his employment and other positions with Wild Oats and each of its direct and indirect subsidiaries (each, a “Group Company” and, collectively, the “Group Companies”), (ii) settle and resolve all existing and potential disputes between Executive, on the one hand, and the Group Companies, on the other hand, and (iii) provide for certain other arrangements, in each case subject to the terms and conditions herein.

NOW, THEREFORE, in consideration of the recitals above, the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, covenant and agree as follows:

1.
Resignation. Executive hereby resigns, effective as of the Effective Date, from his position as Chief Executive Officer, President, and a member of the Board of Directors of Wild Oats, and in each other capacity that Executive serves with Wild Oats or any of the other Group Companies. Concurrently with the execution and delivery of this Settlement Agreement, Executive shall deliver to Wild Oats a signed letter in the form of Exhibit A hereto reflecting the foregoing resignation.

2.	Payments and Benefits.

(a)
Provided this Settlement Agreement has not been revoked in accordance with its terms, Wild Oats shall pay to Executive $1,943,346 (the “Payment Amount”), in full settlement of any and all amounts claimed by Executive from Wild Oats or any of the other Group Companies under the Employment Agreement or otherwise, except for any other amounts payable as provided elsewhere herein. The Payment Amount is being made, among other things, in recognition of the increased profitability of Wild Oats and in light of the Company’s obligations under the Employment Agreement. The Payment Amount shall be subject to legally required withholdings and deductions and shall be paid as provided in Section 2(i) hereof. Wild Oats and Executive agree and acknowledge that, as of the Effective Date, Executive has no accrued and unpaid vacation.

(b)
In addition to the Payment Amount, Wild Oats shall pay to Executive the Base Amount (as defined in the Employment Agreement) at the rate in effect on the Effective Date, for a period of thirty-six months commencing on the Effective Date, with payments at the Company’s regular bi-weekly payroll intervals, as provided in Section 5(d) of the Employment Agreement. Wild Oats acknowledges that Executive shall have no obligation to seek other employment in mitigation of the Base Amounts payable to the Executive pursuant to this provision of the Settlement Agreement, nor will there be any offset against these payments of any future earnings by the Executive. In the event of the death of the Executive, payments shall be made to his Estate.

(c)
From the Effective Date through the third anniversary hereof, Wild Oats shall continue to contribute to the cost of Executive’s participation (including his immediate family) in the Company’s medical, dental and vision benefit plans and group life insurance plan or to provide reimbursement to Executive, as provided in and subject to the conditions set forth in the last two sentences of Section 5(d) of the Employment Agreement. During such period, Wild Oats shall continue to provide Executive with the benefit of the Company’s discount card plan. Executive acknowledges and agrees that such arrangements shall be in full satisfaction of the Company’s obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Rosalie Vitrano, Executive’s spouse, will retain any rights that she has under COBRA in respect of Executive’s resignation, without duplication of the provisions of the first sentence of this subsection.

(d)	The benefits in Sections 2(b) and (c) hereof shall remain subject to the provisions of Section 6(b) and Section 9(d) of the Employment Agreement.

(e)
All options to purchase Wild Oats common stock held by Executive that are vested on the Effective Date will remain exercisable for thirty (30) days after the Effective Date and shall terminate thereafter. The Company has accelerated the vesting of the grant of 4,167 restricted stock units which were otherwise scheduled to vest on or about February 8, 2007, subject to the expiry of the revocation period set forth in Section 7(c)(iv) hereof. All unvested options to purchase Wild Oats common stock and unvested restricted stock units or unvested restricted shares are cancelled and terminated.

(f)	During the ninety (90) day period following the Effective Date, the Company shall furnish secretarial services to Executive at the Company’s expense.

(g)
The Company shall continue to pay, or reimburse Executive for, the monthly lease payments on his current Company leased car for the unexpired balance of the term of the lease as well as for the cost of insurance and maintenance during such time. Executive shall have the right, as between the Company and Executive, to exercise the purchase option under such lease.

(h)	Nothing in this Settlement Agreement shall constitute a waiver of any benefits which are already vested under any Company 401(k) or employee welfare plan.

(i)
The Payment Amount shall be payable as follows (in each case without interest): $250,000 shall be paid to the Executive by the Company by not later than 48 hours of the Effective Date, $200,000 shall be paid by the Company to the Executive on December 10, 2006, and the balance of the Payment Amount shall be paid by the Company to the Executive on January 2, 2007, in each case subject to the right of the Company to defer payment until Executive’s revocation rights referenced in Section 7(c)(iv) have expired.

3.	Covenants.

(a)
Cooperation with respect to Claims. Executive will cooperate with the Group Companies in any current or future litigation, arbitration or processing of any claims involving any Group Company as reasonably requested by Wild Oats and where Executive’s interests are not adverse to those of such Group Company. Any such cooperation will be at no cost to any Group Company other than reimbursement of reasonable out-of-pocket costs of Executive submitted as per the Company’s expense reimbursement policy or otherwise approved in writing by Wild Oats.

(b)
Transition Assistance; Cooperation. During the period of 90 working days following the Effective Date, Executive agrees to provide reasonable assistance to transition his Company responsibilities. At the request of the Company, Executive agrees to make himself reasonably available to provide such services by telephone or during pre-arranged meetings, for up to five (5) hours per week, in each case at mutually acceptable times and locations. Any such work will be at no cost to any Group Company other than reimbursement of reasonable out-of-pocket costs of Executive submitted as per the Company’s expense reimbursement policy or otherwise approved in writing by Wild Oats.

(c)
SEC Filing. Upon execution of this Agreement, Executive provides the representations and warranties set forth in Schedule 1. Executive also agrees promptly (but in no event more than 3 business days) after delivery to Executive of the Company’s draft Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 (the “Q3 10-Q”), to provide good faith comments, if any, to the Q3 10-Q (including such comments, the “Modified Q3 10-Q”), and (i) to provide certifications to the Company with respect to the Modified Q3 10-Q substantially in the forms that would be required of the Company’s certifying officers pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, and (ii) to provide customary representations to the Company (and, if requested by the Company, to Ernst & Young LLP) with respect to the SAS 71 review of the Company’s consolidated financial statements contained in the Modified Q3 10-Q as of and for the period ended September 30, 2006 and the related attestation regarding control over financial reporting.

(d)
Termination of Employment Agreement. The parties agree that, as of the Effective Date, the Employment Agreement, and the employment Term contemplated thereby, is terminated, except that Section 6(b) and Sections 7 through 16 of the Employment Agreement (including but not limited to Section 13 thereof entitled “No Duty to Mitigate,” and Section 12 relating to “Indemnification”) shall survive in accordance with their respective terms and are incorporated by reference herein as if set forth herein. Executive acknowledges and agrees that he is entitled to no further payments, rights, wages, bonuses, or other compensation or benefits pursuant to the Employment Agreement, or any other agreements with the Company or any Group Company, except as set forth herein. Regardless of anything else contained herein, from and after the Effective Date, Executive will have no authority to act for or bind any Group Company and will not hold himself out as having any such authority or as being an employee, officer, director or agent of any Group Company.

(e)
Indemnity. Executive agrees to indemnify and hold harmless the Company Releasees (as defined below) from all material Losses (as defined below) resulting from any material breach of any representation, warranty or covenant of Executive contained herein. Wild Oats agrees to indemnify and hold harmless Executive from all material Executive Losses (as defined below) resulting from any material breach of any representation, warranty or covenant of Wild Oats contained herein.

4.	Restrictive Covenants.

(a)
Executive acknowledges and agrees that, in the performance of the services on behalf of the Group Companies, Executive had access to, received and was entrusted with Confidential Information (as defined below). From and after the Effective Date, Executive will not, except as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding any Group Company without the prior written consent of Wild Oats. “Confidential Information” will mean information about the Group Companies, and their respective suppliers, employees, business partners, clients and customers that is not available to the general public or generally known in the industry and that was learned by Executive through his relationship with any Group Company. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Group Companies, and that such information gives the Group Companies a competitive advantage.

(b)
Executive recognizes that Executive possesses extensive Confidential Information of the Group Companies. Executive recognizes that such Confidential Information is not generally known, is of substantial value to Group Companies in developing its business, and was acquired by Executive because of Executive’s employment with the Company. Executive also acknowledges that if Executive violated this Section 4, Executive would be unable, despite Executive’s best efforts and intentions, to avoid using, disclosing, or compromising in some material way such confidential information and that such violation would result in an inevitable disclosure of the Confidential Information in a manner that would be materially injurious to the Company. Therefore, Executive agrees that the limitations set forth in this Section 4 are reasonably necessary to protect such confidential information from such disclosure.

(c)
Executive, on the one hand, and Wild Oats, on the other hand, agrees that such party will not, directly or indirectly, disparage or talk negatively about the other party or any of its affiliates (including, in the case of Wild Oats, any Company Releasee) to any person or entity (including without limitation to any former, existing, or prospective clients or employees or any person or entity with whom any such other party does business) and will not, directly or indirectly, make or ratify any public statement, oral or written, that disparages or talks negatively about any such other party or any of its affiliates (including, in the case of Wild Oats, each Company Releasee). Notwithstanding the foregoing, nothing in this Section shall prevent any person or entity from (i) responding publicly to any incorrect, disparaging or derogatory public statement to the extent reasonably necessary to correct or refute such public statement or (ii) making any truthful statement to the extent (x) necessary with respect to any litigation, arbitration or mediation involving this Settlement Agreement, including, but not limited to, the enforcement of this Settlement Agreement or (y) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

(d)
The parties agree and acknowledge that each of the covenants set forth in this Section 4 are separate, distinct, and independent of each other. Furthermore, if it is finally determined that any covenant in this Section 4 is unenforceable or invalid in any respect under applicable law, it is the express intention of all of the parties that such covenant should be modified or amended to render it enforceable to the maximum extent permitted by applicable law.

5.	Representations and Warranties of the Executive. Executive represents and warrants that:

(a)
Authority. (i) He has the capacity, power, and legal right to execute and deliver this Settlement Agreement and to consummate the transactions contemplated hereby, (ii) he has duly executed and delivered this Settlement Agreement, (iii) this Settlement Agreement is valid, binding on and enforceable against him, (iv) no approval or consent of any third party, including without limitation any spouse or former spouse or any children or trust therefor, is necessary for the execution, delivery, or performance by him of this Settlement Agreement, and (v) the execution, delivery and performance by Executive of this Settlement Agreement does not and will not conflict with or constitute a breach under any law, order, contract or other arrangement to which Executive is subject or bound.

(b)	Compensation. He was paid all payments, rights, wages, bonuses, and other compensation and benefits to which he was entitled through the Effective Date except for amounts to be included in the initial regular bi-weekly payroll payment to be paid under Section 2(b) hereof.

(c)
Return of Documents and Property. On the Effective Date, Executive shall return to the Company any and all property of a Group Company not previously delivered to the Company and that is in his possession or under his control. Regardless of the foregoing, Executive has returned any and all Confidential Information (as defined below) of a Group Company not previously delivered to the Company and that is in his possession or under his control and is in physical, electronic of other form (including any such information on his laptop computer, and Executive and has retained no copies thereof in any form.

(d)
Tax and Legal Matters. He (i) is a U.S. resident for tax purposes, (ii) has reviewed with his own legal and tax advisors the consequences of this Settlement Agreement and whether the consideration payable hereunder is subject to any taxation, and (iii) has relied solely on such advisors and not on any statements, advice or representations of any Company Releasee (as defined below) as to the necessity for withholding or the taxability of such payments, whether pursuant to foreign, federal, provincial, state or local income tax statutes or otherwise. Executive agrees that he shall be exclusively responsible and liable for the payment of all foreign, federal, provincial, state and local taxes in connection with the consideration paid to him under this Settlement Agreement, and Executive represents and warrants that he shall make payments of such taxes at the appropriate time and in the amount required of each of them, if any.

(e)	Payment Amount. The Payment Amount was determined through arm’s-length negotiations between the parties and does not represent the result of any specific calculation or formula.

(f)
Ownership of Claims; No Claims Filed. (i) The Releasing Parties (as defined below) are the sole and lawful owners of all right, title and interest in and to every claim being released by each and any of them hereunder and every other matter which they purport to release hereby (collectively, the “Released Claims”), (ii) Executive has the sole and exclusive right and authority to execute and deliver this Settlement Agreement, to release the Released Claims on behalf of Executive and the Releasing Parties, and to receive one hundred percent (100%) of the sums payable hereunder free and clear of any interest or claims of any third party, as to which Executive shall indemnify the Company against any claims by any third party related hereto and any expenses incurred by the Company in connection therewith, (iii) the Releasing Parties have not heretofore assigned or transferred, or purported or attempted to assign or transfer, and will not hereafter assign or transfer, to any person or entity any Released Claim or other matter herein released, and (iv) no Releasing Party has filed any complaints, charges, lawsuits, or other legal actions with any court or government agency relating to any Released Claim or other matter herein released.

6.
Representations and Warranties of Wild Oats and the Company. Wild Oats represents that (i) this Settlement Agreement has been duly approved by all requisite corporate action required by Wild Oats and it has the authority, power, and legal right to execute and deliver this Settlement Agreement and to consummate the transactions contemplated hereby, (ii) it has duly executed and delivered this Settlement Agreement, (iii) this Settlement Agreement is valid, binding on and enforceable against it, (iv) no approval of any third party is necessary for the execution, delivery, or performance by it of this Settlement Agreement, and (v) the execution, delivery and performance by Wild Oats of this Settlement Agreement does not and will not conflict with or constitute a breach under any law, order, contract or other arrangement to which either is subject or bound

7.	Waivers and Releases.

(a)
(i) Executive Release. Executive, on behalf of himself, and each of his respective controlled affiliates, heirs, executors, administrators, conservators, and successors and assigns (the “Releasing Parties”), fully and forever RELEASES, DISCHARGES and COVENANTS NOT TO SUE Wild Oats and each other Group Company and each of their respective predecessors, parents, direct and indirect subsidiaries, and affiliates, and each of their respective officers, employees, directors, stockholders, managers, members, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, and successors and assigns (collectively, the “Company Releasees”) from any and all claims, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders, and liabilities of whatever kind or nature at law, in equity, or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, that have existed or may have existed, or that do exist or that hereafter can, will or may exist, based on any facts, events, or omissions occurring from the beginning of time to the date of this Settlement Agreement (each, a “Loss”) relating to or arising out of any Group Company, the operation, management and/or ownership of any Group Company, the rendering of services by Executive as director, employee, officer or otherwise to any Group Company and the complete termination thereof, and all matters reasonably related to or arising from the foregoing, including but limited to any claims arising under any foreign, federal, provincial, state or local statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), the Family Medical Leave Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the Fair Labor Standards Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the New York State Human Rights Law, the New York City Human Rights Law, and the Employee Retirement Income Security Act of 1974, all as amended, except in any case for Executive’s rights under this Agreement. This release also specifically includes, but is not limited to, any rights that Executive may have arising under applicable laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, marital status, harassment or any other basis prohibited by law as well as under applicable securities laws.

(b)
(ii) Company Release. The Company, on behalf of itself and each of its affiliates, and each of their respective officers, employees, managers, members, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, and successors and assigns (the “Company Releasing Parties”), fully and forever RELEASES, DISCHARGES and COVENANTS NOT TO SUE Executive from any and all claims, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders, and liabilities of whatever kind or nature at law, in equity, or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, that have existed or may have existed, or that do exist or that hereafter can, will or may exist, based on any facts, events, or omissions occurring from the beginning of time to the date of this Settlement Agreement (each, an “Executive Loss”) relating to or arising out of any Group Company, the operation or management of any Group Company, the rendering of services by Executive as director, employee, officer or otherwise to any Group Company and the termination thereof, and all matters reasonably related to or arising from the foregoing, except in any case for (i) the Company Releasing Parties’ rights under this Agreement, (ii) any right or claim that Wild Oats may have in connection with any assertion by Executive of any right to or claim for indemnity, and (iii) any claim based upon fraudulent or illegal activity discovered subsequent to the date hereof, or arising from any claim, investigation or proceeding by any regulatory or other governmental agency or entity.

(c)
Unknown Claims. Except for those obligations arising out of this Agreement and as otherwise provided in Section 7(a) above, the releases contained in Section 7(a) are intended to be effective as a general release of and bar to any and all claims. Executive and the Company each acknowledges that a Releasing Party or Company Releasing Party, as the case may be, later may discover claims or facts in addition to or different from those which Executive or Company now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms and/or Executive’s or Company’s decision to execute this Agreement. Executive and Company acknowledges and agrees that by reason of this Agreement, and the release contained in Section 7(a), Executive, Company and their respective Releasing Parties are assuming any risk of such unknown facts and such unknown and unsuspected claims and that this Agreement is intended to be effective as a bar to all such claims.

(d)
ADEA. Executive acknowledges and agrees that, among the matters Executive is waiving and releasing hereunder, are any and all rights or claims that Executive may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Settlement Agreement. Because the ADEA contains special provisions affecting the release of ADEA claims, Executive also expressly acknowledges and agrees that:

(i)	In return for this Settlement Agreement, Executive will receive consideration beyond that which Executive was already entitled to receive before entering into this Settlement Agreement.

(ii)	Executive was orally advised by the Company and is hereby advised in writing to consult with an attorney before signing this Settlement Agreement.

(iii)
Executive was given a copy of this Settlement Agreement on October 20, 2006 and informed that Executive had 21 days within which to consider this Settlement Agreement although Executive may sign it sooner if Executive so determines.

(iv)
Executive was informed that he has seven days following the date of execution of this Settlement Agreement in which to revoke in writing the release of rights or claims that Executive may have arising under the ADEA.

(v)	Executive has voluntarily chosen to enter into this Settlement Agreement and has not been forced or pressured in any way to sign it.

8.	Confidentiality of Agreement; Filings.

(a)
Each party, for itself and its representatives, agrees that, except as may be required by law, such party shall keep confidential all communications related to the negotiation of this Settlement Agreement and shall not, except as may be required by law, directly or indirectly, whether orally, in writing, disclose any of the foregoing to any third party, or in any way respond to, participate in, or contribute to, whether orally, in writing, by signal, gesture, or any other means, any inquiry, discussion, notice, or publicity concerning any aspect of any of the foregoing. The only exceptions to the obligations imposed by this Section 8 are that a party may disclose any of the foregoing: (a) to such party’s agents, employees, attorneys, potential financing sources, accountants and tax advisers who agree to keep the foregoing confidential; (b) as necessary to enforce this Settlement Agreement, (c) as necessary to comply with applicable laws, including but not limited to any disclosures required to be made under applicable rules and regulations under securities laws, and (d) if called as a witness or as may be required by process of law or by court order.

(b)
Executive shall have the right to review to the full extent practical and suggest edits to the Company’s press release and Form 8-K filing relating to this Settlement Agreement. Such press release and Form 8-K shall state that Executive has resigned because the Company and he were unable to reach agreement on the terms of a new or modified employment agreement.

9.
Governing Law. The rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of Delaware, without regard to principles of conflict of laws.

10.	Arbitration.

(a)
Arbitration. Any controversy, claim or dispute between Executive, on the one hand, and the Group Companies and their respective officers, directors, employees and/or agents, on the other hand, in any way arising out of, relating in any way to, or connected with this Settlement Agreement, its enforcement or interpretation, or because of an alleged breach, default or misrepresentation in connection with any of its provisions, or any controversy or claim arising out of, related to, or connected with any Released Claim and every other matter which such party purports to release hereby, will be submitted to final and binding arbitration in Denver, Colorado, in accordance with the then existing National Rules for the Resolution of Employment Disputes of the American Arbitration Association. In the event of arbitration each party will initially pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with presenting their claim. Other costs of the arbitration, including the fees of the arbitrator, administrative fees of the American Arbitration Association, and any costs relating to arbitration facilities (“Arbitration Costs”), shall be borne by Wild Oats (any party ordering the preparation of a transcript of proceedings shall bear transcription costs, or this cost will be shared equally if both parties order a transcript). The arbitrator has the power to award to the substantially prevailing party the reimbursement of such party’s reasonable attorneys’ fees and costs (including, but not limited to, expert fees and Arbitration Costs) in connection with such arbitration. Any dispute as to the reasonableness of any fee or cost will be resolved by the arbitrator. Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, but not limited to, the existence of a controversy and the fact that there is an arbitration proceeding) will be treated in a confidential manner by the arbitrator and all those involved in the proceeding. Any controversy relating to the arbitration presented to a court will be filed under seal to the extent permitted by law. An arbitration award rendered pursuant to this Section 10 will be final and binding on the parties and may be submitted to a court of competent jurisdiction for entry of a judgment thereon.

(b)
Temporary or Injunctive Relief: Notwithstanding the parties’ agreement to submit all disputes to final and binding arbitration, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court of competent jurisdiction. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief (with such relief effective until the arbitrator has rendered a final award) in order to protect any party’s rights under this Settlement Agreement or its intellectual property rights.

(c)	Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT BY ENTERING THIS SETTLEMENT AGREEMENT, SUCH

PARTY IS WAIVING THE RIGHT TO PURSUE ANY SUCH CLAIMS IN STATE OR FEDERAL COURT BEFORE A JUDGE OR JURY.

11.
Integrated Agreement. This Settlement Agreement is an integrated document and constitutes and contains the entire agreement and understanding with respect to the subject matter addressed, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, including the Employment Agreement (except to the extent it is incorporated herein by reference, or otherwise continues in force and effect pursuant to the terms of this Settlement Agreement), the Rights Agreement and the Subscription Agreement, concerning the subject matter hereof.

12.
Severability. If any provision of this Settlement Agreement or the application thereof is held invalid, such invalidation shall not affect other provisions or applications of this Settlement Agreement which can be given effect without the invalid provisions or application and to this end the provisions of this Settlement Agreement are declared to be severable.

13.
Drafting. Each party has cooperated in the drafting and preparation of this Settlement Agreement. Hence, in any construction or interpretation of this Settlement Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

14.
Counterparts. This Settlement Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

15.	Modification. This Settlement Agreement cannot be modified except in a written document signed by all of the parties to this Settlement Agreement.

16.
Voluntary and Knowing Agreement. By their authorized signatures below, the parties certify that they have carefully read and fully considered the terms of this Settlement Agreement, that they have had a reasonable time in which to consider the terms of this Settlement Agreement, that they have had an opportunity to discuss these terms with attorneys or advisors of their own choosing, that they agree to all of the terms of this Settlement Agreement, that they intend to be bound by them and to fulfill the promises set forth herein, and that they voluntarily and knowingly enter into this Settlement Agreement with full understanding of its binding legal consequences.

17.
Notices. All notices, and all documents, instruments, shares, certificates or other materials required, to be delivered pursuant to this Settlement Agreement, shall be given (a) in person; (b) by registered or certified mail, postage prepaid, return receipt requested to the address set forth below, or (c) by a generally recognized same-day, next-day, or second-day courier or messenger service that provides written acknowledgement of receipt by the addressee, to the address set forth below. Notices are deemed delivered when actually delivered to the recipient party (or when such delivery is refused by such recipient party). Any party may furnish, from time to time, other addresses for notices to it.

If to Executive:	Perry D. Odak 22101 Bear Tooth Drive Golden, Colorado 80403
With a copy to:	Carlton Fields, P.A 4221 West Boy Scout Boulevard, Suite 1000 Tampa, Florida 33607 Attention: John P. McAdams, Esq.
If to Wild Oats:	Wild Oats Markets, Inc. 3375 Mitchell Lane Boulder, Colorado 80301 Attention: Gregory Mays
With a copy to:	Kaye Scholer LLP 1999 Avenue of the Stars, Suite 1700 Los Angeles, California 90067 Attention: Barry L. Dastin, Esq.

18.
Further Assurances; Additional Acts. Each party agrees to cooperate fully with the other party, to take such actions, to execute such further instruments, documents, and agreements and to give such further written assurances, as may be reasonably requested by the other party to evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Settlement Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Settlement Agreement to be executed as of the dates set forth below:

/s/ Perry D. Odak	Date: 10/24/06
Perry D. Odak
WILD OATS MARKETS, INC.
/s/ Gregory Mays	Date: 10/24/06
By: Gregory Mays
Title: Authorized Signatory

EXHIBIT A

LETTER OF RESIGNATION

October 19, 2006

Wild Oats Markets, Inc.
3375 Mitchell Lane
Boulder, Colorado 80301

Re: Resignation

Ladies and Gentlemen:

I resign, effective as of the date written above, from my position as Chief Executive Officer and a member of the Board of Directors of Wild Oats Markets, Inc. (the “Company”), and from each and every other capacity that I hold with the Company and its direct and indirect subsidiaries and affiliates. As discussed, I am resigning because the Company and I were unable to reach agreement on the terms of a new or modified employment agreement.

Sincerely,

/s/ Perry D. Odak
Perry D. Odak

Schedule 1

Representations and Warranties

I hereby represent and warrant, to the best of my actual knowledge and belief as of the date hereof:

(1)
The financial and other information contained in Wild Oat’s quarterly and annual reports filed during my employment with Wild Oats, as of the date of filing of such reports, did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading.

(2)
There are no transactions between Wild Oats or its subsidiaries with me (or any parties related to me), that would be required to be publicly disclosed by Wild Oats in an SEC filing that have not been so disclosed, except for those that are not required to be disclosed as of the date of this Settlement Agreement consisting of the transaction contemplated herein.

(3)	I have not entered into any agreements on behalf of Wild Oats which contravenes Wild Oats’ policies in any material respect.

(4)
No violation of law has occurred that would have a material adverse effect on the financial statements or the financial position of Wild Oats that have not been disclosed in an SEC filing, and I am not aware of any fraud of any magnitude (including fraud resulting in immaterial misstatements) on the part of Wild Oat’s senior management, with the exception of such issues, if any, which have been previously disclosed to the Board of Directors of Wild Oats or the audit committee of the Board of Directors.

(5)
The representations in the letters to Ernst & Young LLP signed by me in connection with financial information contained in Wild Oat’s SEC filings were, as of the dates of such letters, accurate in all material respects.

(6)
During the period of my employment, Wild Oat’s chief financial officer and I were responsible for supervising the establishment and maintenance of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and the internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) for Wild Oats which were disclosed to the Audit Committee of the Wild Oats Board of Directors, and:

(a)
I, with the assistance of the Wild Oats chief financial officer, have designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to Wild Oats, including its consolidated subsidiaries, is made known to us by others within those entities;

(b)
I, with the assistance of the Wild Oats chief financial officer, have designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)
I, with the assistance of the Wild Oats chief financial officer, have evaluated the effectiveness of Wild Oat’s disclosure controls and procedures, and I am aware of no change since June 30, 2006, about the effectiveness of the disclosure controls and procedures, as of September 30, 2006; and;

(d)
I am aware of no material change since June 30, 2006, in Wild Oat’s internal control over financial reporting that occurred during the fiscal quarter ended September 30, 2006 that has materially affected, or is reasonably likely to materially affect, Wild Oat’s internal control over financial reporting.

(7)
I have disclosed, based on the most recent evaluation by me of internal control over financial reporting, to Wild Oat’s auditors and the audit committee of Wild Oat’s board of directors (or persons performing the equivalent function).

(a)
all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting of which I was aware which are reasonably likely to adversely affect Wild Oat’s ability to record, process, summarize and report financial information; and;

(b)	any fraud, whether or not material, of which I was aware that involves management or other employees who have a significant role in Wild Oat’s internal control over financial reporting.